Nevada Power Files Cases With PUCN

Seeks to Lower Energy Rates; Lessen Price Impacts on Customers

LAS VEGAS, NV, Jan 16, 2007 (MARKET WIRE via COMTEX News Network) -- Nevada Power Company, a subsidiary of Sierra Pacific Resources (NYSE: SRP), today submitted to the Public Utilities Commission of Nevada (PUCN) two applications, its annual mandatory deferred energy rate case filing and a request for authority to recover costs associated with terminated power contracts. If approved by the PUCN, the overall effect of both filings would be an approximate one percent decrease.

In its deferred filing, the company seeks to reduce the base tariff energy rate due to expected lower fuel costs and asks for recovery of approximately $72 million in past fuel and purchased power costs, both effective June 1, 2007. Today's filing, if approved, would lessen the impact of the company's previous filing calling for a general rate increase on June 1.

"While the company does have past energy costs to collect, we're currently seeing more stable and slightly decreased natural gas prices going forward, and that's good news for our customers," said Pat Shalmy, president of Nevada Power. "That, combined with the fact that several past energy balances will be paid in full earlier than anticipated, allows us to reduce our customers' energy rates."

The second filing made today requests recovery of costs associated with resolutions of claims for power contracts executed during the western energy crisis. Nevada Power is seeking to recover approximately $21 million for four years relating to costs to settle these claims.

While the PUCN has up to 210 days to decide a fuel and purchased power case, the company has requested that the rates become effective June 1. "We asked the Commission to consider implementing this rate decrease early so our customers will experience lower bills in the summer than they would if the rates were effective in the middle of August," Shalmy said.

Late last year, as required by law, Nevada Power filed its General Rate Case that reflects the company's investment of more than $1.3 billion to serve the electricity needs for the fastest-growing community in one of the nation's fastest-growing states. "Implementing the changes made in today's filings and the general rate case concurrently would partially offset the proposed general rate and avoid multiple rate changes," said Shalmy. He pointed out that the company will be making a filing on February 1 to update its General Rate Case that will likely reduce the 8% increase that was requested in the earlier filing.

In the coming months, the PUCN will conduct its review of these filings, along with other parties, before making a decision.

Nevada Power Company is a regulated public utility engaged in the distribution, transmission, generation, purchase and sale of electric energy in the southern Nevada communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and their adjoining areas. The Company also provides electricity to Nellis Air Force Base, the Department of Energy at Mercury and Jackass Flats at the Nevada Test Site. Nevada Power Company provides electricity to approximately 750,000 residential and business customers in a 4,500 square mile service area.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada.

Forward-Looking Statements: This press release contains forward-looking statements regarding the future performance of Nevada Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, unfavorable rulings in Nevada Power's deferred energy rate cases, general rate cases and its request to recover costs associated with claims for power contracts entered into during the western energy crisis. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Nevada Power Company are contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC. Nevada Power Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Media Contact:
Sonya Headen
702-367-5222

Analyst Contact:
Britta Carlson
702-367-5624

SOURCE: Nevada Power Company